HAVERTY FURNITURE COMPANIES, INC.
Clawback Policy

The Board of Directors (the “Board”) of Haverty Furniture Companies, Inc. (the “Company” or “Havertys”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Board believes it is in the best interest of the Company to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) and the applicable listing standards of The New York Stock Exchange (the “NYSE”) and explains when Havertys will be required to seek recovery of Incentive Compensation awarded or paid to a Covered Person.

1. Administration
Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a special committee comprised of members of the Nominating, Compensation & Governance (“NCG”) Committee and Audit Committee (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to make all determinations necessary for the administration of this Policy.

Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, as may be necessary as to matters within the scope of such other committee’s responsibility and authority. The Administrator may engage outside counsel and compensation experts to assist in making its determinations. Actions of the Administrator pursuant to this Policy will be taken by the vote of a majority of its members. The Administrator will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, and the applicable listing standards of the NYSE, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate, or advisable. Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2. Definitions
As used in this Policy, the following definitions shall apply:
• “Accounting Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Accounting Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

• “Administrator” has the meaning set forth in Section 1 hereof.
• “Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of Havertys authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that an Accounting Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs Havertys to undertake an Accounting Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.
• “Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of Havertys. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left Havertys, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the applicable listing standards of the NYSE.
• “Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.
• “Executive Officer” means Havertys’ chief executive officer, president, principal financial officer, principal accounting officer and any person who performs significant policy-making functions. These individuals are those executive officers identified by the Board and pursuant to 17 CFR 229.401(b) of Regulation S-K of the Securities Act and the officers required to file reports under Section 16 of the Exchange Act.
• A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
• “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3. Covered Persons; Incentive-Based Compensation
This Policy applies to Incentive-Based Compensation received by a Covered Person (a) after beginning services as a Covered Person; (b) if that person served as a Covered Person at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
Recovery is not required (1) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming a Covered Person or (2) from any individual who is an executive officer on the date on which the Company is required to prepare an Accounting Restatement but who was not an executive officer at any time during the performance period for which the Incentive-Based Compensation is received.

4. Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement
In the event Havertys is required to prepare an Accounting Restatement, Havertys shall reasonably promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Person, as calculated pursuant to Section 5, during the Applicable Period.

5. Erroneously Awarded Compensation: Amount Subject to Recovery
The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the Incentive-Based Compensation received by the Covered Person that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Person had it been determined based on the restated amounts.
Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Person in respect of the Erroneously Awarded Compensation.
For Incentive-Based Compensation based on stock price or TSR (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

6. Method of Recoupment
The Administrator shall determine, in its sole discretion, the timing and method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Person, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, and compensation previously deferred by the Covered Person. The Administrator shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement set forth in Section 4 hereof. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion or otherwise. The determination with respect to “reasonably promptly” recovery may vary from case to case and the Administrator is authorized to adopt additional rules to further describe what repayment schedules satisfies this requirement.

The Company is authorized and directed pursuant to the Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Nominating and Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reason, and subject to the following procedural and disclosure requirements:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to the NYSE; or

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.SC. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

7. Acknowledgement by Covered Persons; Condition to Eligibility for Incentive Compensation

Havertys will provide notice and seek acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. After the Effective Date, Havertys must be in receipt of a Covered Person's acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive Compensation.

The Administrator will provide a forum for Covered Persons and the Administrator or its designees to discuss any recoupment action being proposed. The Administrator will give the Covered Persons notice of the action to be taken and an opportunity to discuss the determination of the Erroneously Awarded Compensation and preferable methods of recovery.

8. No Indemnification of Covered Persons
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Person that may be interpreted to the contrary, the Company shall not indemnify any Covered Person against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Person to fund potential clawback obligations under this Policy.

9. Administrator Indemnification
Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

10. Effective Date; Retroactive Application
This Policy shall be effective as of October 2, 2023 (the Effective Date). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Persons on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, payable or paid to the Covered Person prior to, on, or after the Effective Date.

11. Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, provided that any such amendment does not cause this Policy to violate applicable listing standards of the NYSE or Rule 10D-1 under the Exchange Act, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

12. Other Recoupment Rights; Company Claims
The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Havertys under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Havertys.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy shall limit any claims, damages or other legal remedies Havertys or any of its affiliates may have against a Covered Person arising out of or resulting from any actions or omissions by the Covered Person.

13. Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.

14. Governing Law

To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

15.Exhibit Filing Requirement
A copy of this policy and amendment shall be posted on the company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.